EXHIBIT 99.1
                                                                    ------------


                                  NEWS RELEASE


                                               CONTACT:  Lester A. Aaron
                                                         Chief Financial Officer
                                                         (818) 591-9800

                       UNICO AMERICAN CORPORATION REPORTS
                   AN INCREASE IN UNDERWRITING INCOME FROM ITS
                           INSURANCE COMPANY OPERATION

Woodland Hills, California, March 2, 2007 - Unico American Corporation (NASDAQ - "UNAM") (the Company) announced today that based upon unaudited and preliminary results of operations for the fourth quarter of 2006 and the year ended December 31, 2006, the underwriting income of its Crusader Insurance Company subsidiary increased significantly for such periods as compared to the corresponding periods of 2005. The increase in underwriting income is primarily a result of a decrease in the provision for losses and related loss adjustment expenses of prior accident years. That decrease, also called favorable development, was caused by actual development of losses and loss adjustment expenses being less than anticipated in the reserves recorded in prior periods.

Crusader's underwriting income is a non-GAAP term which consists of net earned premium less policy acquisition costs and net incurred losses and loss adjustment expenses. The net incurred losses and loss adjustment expenses consist of the provision for insured events of the current year and the increase or decrease in the provision for events of prior years, net of reinsurance. Crusader's underwriting income represents a significant part of all the revenues and expenses that are included in the Company's consolidated income before income taxes. The Company anticipates that as a result of the increase in Crusader's underwriting income for the three months and year ended December 31, 2006, the Company's consolidated income before income taxes for such periods will increase as compared to the same periods of the prior year.

The increase in Crusader's underwriting income is primarily due to the favorable development of prior accident years' losses and loss adjustment expenses as follows:

                                                          Year Ended December 31                 Three Months Ended December 31
                                                          ----------------------                 ------------------------------
                                                     2006         2005                           2006         2005
                                                     ----         ----        Increase           ----         ----        Increase
                                                   Unaudited                 (Decrease)        Unaudited    Unaudited    (Decrease)
                                                   ---------                  --------         ---------    ---------     --------

Net earned premium                                $42,933,789  $50,477,920  $(7,544,131)      $10,237,432  $12,122,421  $(1,884,989)

Net losses and loss adjustment expenses
  Provision for insured events of current year     29,997,662   35,338,196   (5,340,534)        7,236,001    8,496,689   (1,260,688)
  Increase (decrease)in provision for
    events of prior years                         (12,170,683)  (3,824,464)  (8,346,219)       (7,699,017)  (1,439,190)  (6,259,827)
                                                   ----------   ----------   ----------         ---------    ---------    ---------
  Total net losses and loss adjustment expenses    17,826,979   31,513,732  (13,686,753)         (463,016)   7,057,499   (7,520,515)
Policy acquisition costs                            9,250,989   10,512,688   (1,261,699)        2,232,459    2,565,584     (333,125)
                                                   ----------   ----------   ----------         ---------    ---------    ---------
Total underwriting expenses                        27,077,968   42,026,420  (14,948,452)        1,769,443    9,623,083   (7,853,640)
                                                   ----------   ----------   ----------         ---------    ---------    ---------

Underwriting income                               $15,855,821   $8,451,500   $7,404,321        $8,467,989   $2,499,338   $5,968,651
                                                   ==========    =========    =========         =========    =========    =========

Losses and loss adjustment expense reserves represent an estimate of amounts needed to settle and administer claims with respect to insured events that have occurred, including events that have been incurred which have not yet been reported to the Company. There is a high level of uncertainty inherent in the evaluation of the required losses and loss adjustment expense reserves for the Company.

The favorable development by accident year is as follows:

                                      Year Ended             Three Months Ended
                                    December 31, 2006         December 31, 2006
                                    -----------------         -----------------

                                    Favorable    % of         Favorable    % of
Accident Year                      Development   Total       Development   Total
-------------                      -----------    ----       -----------   -----
Prior to 2001                        $701,989      6%           24,340       0%
2001                                  754,141      6%          118,061       2%
2002                                  819,572      7%          137,345       2%
2003                                1,744,350     14%        1,108,801      14%
2004                                7,524,447     62%        6,275,602      82%
2005                                  626,184      5%           34,868       0%
                                   ----------    ---         ---------     ---
  Total Prior Accident Years      $12,170,683    100%       $7,699,017     100%
                                   ==========    ===         =========     ===

As reflected in the above table, the increase in the favorable development is primarily due to a substantial decrease in the provision for losses and loss adjustment expenses for accident year 2004 during the calendar year 2006. During the fourth quarter the Company determined that the favorable development of accident year 2004, which developed during 2006, was sufficient to warrant a reduction in the ultimate expected losses and loss adjustment expenses for that accident year. During the first three quarters of 2006, the Company determined that the development during that period was not sufficient to warrant reducing accident year 2004 reserves further than previously recorded.

The adjustment of prior accident year reserves discussed above is not necessarily indicative of the results that may be expected in future periods.

The foregoing statements concerning the underwriting income and the anticipated increase in the Company's consolidated income before income taxes for the fourth quarter of 2006 and the year ended December 31, 2006, are forward looking statements which involve risks and uncertainties which could cause actual results to differ materially from the forward looking statements. The statements are based on unaudited information which is in the process of being audited and may change from that presently anticipated.